                                NEWS
For Immediate Release

For additional information contact:

Marty Schwenner
Magnetek, Inc.
262-703-4282
mschwenner@magnetek.com

Magnetek Announces Fourth Quarter and Fiscal 2011 Results

•	Net sales for Q4 FY 2011 increased 28% from Q4 of FY 2010 to a record high of $31.1 million, and were up 12% sequentially from Q3 of FY 2011.

•	Q4 FY 2011 income from continuing operations was $1.5 million, or $.05 per share, compared to income from continuing operations of $0.6 million, or $.02 per share, in Q4 FY 2010.

•	Cash balances increased by $6.5 million during Q4 of FY 2011 to $12.5 million as of July 3, 2011.

•
FY 2011 full year sales increased 36% to $109.8 million; FY 2011 income from continuing operations improved to $.15 per share compared to a prior year loss of $.10 per share from continuing operations.

Menomonee Falls, Wis., August 17, 2011 -- Magnetek, Inc. (“Magnetek” or “the Company”, NYSE: MAG) today reported the results of its 2011 fiscal year and fourth quarter ended July 3, 2011.

Fourth Quarter Results

In its fourth quarter of fiscal 2011 Magnetek recorded revenue of $31.1 million, a 28% increase from the fourth quarter of fiscal 2010 and a 12% sequential increase from the third quarter of fiscal 2011.  The increase in sales from the prior year quarter reflects year-over-year sales growth in the Company’s served material handling, elevator and mining markets.  As a result, fiscal 2011 fourth quarter earnings per share from continuing operations more than doubled to $.05 per share over prior year fourth quarter earnings per share from continuing operations.
“Our fourth quarter sales result exceeded our expectations, highlighted by record sales of more than $31 million.  While some believe the economic recovery in the U.S. is stalling, most of our end markets continue to show signs of steady growth and recovery, particularly on the industrial side of our business,” said Peter McCormick, Magnetek’s president and chief executive officer.  “We’re forecasting continued moderate economic expansion and, as a result, we’ve accelerated the level of investments we’re making in product development and sales channel expansion aimed at driving future sales growth.  We continue to believe we are well positioned to outpace overall economic growth rates with our continuing focus on both new product introductions as well as new market initiatives,” said McCormick.
Gross profit amounted to $10.4 million (33% of sales) in the fourth quarter of fiscal 2011 versus $7.2 million (29% of sales) in the same period a year ago.  The increase in gross profit and gross margin was mainly due to higher sales volume of products with material handling and mining applications.
Total operating expenses, consisting of research and development (“R&D”), pension expense and selling, general and administrative (“SG&A”) costs, were $8.8 million in the fourth quarter of fiscal 2011, compared to operating expenses of approximately $6.3 million in the prior year period.  Compared to the prior year fourth quarter, current year operating expenses were impacted by higher R&D expenses, higher sales and marketing expenses, from both volume-related selling expenses and increased payroll-related costs, and increased incentive compensation provisions, partially offset by lower pension expense.  The Company also reinstated wage and salary increases and its employer 401(k) matching contributions given the improvement in performance experienced during fiscal 2011.
Income from operations in the fourth quarter of fiscal 2011 was $1.6 million compared to income from operations of $0.9 million for the same period last year.  Income from continuing operations after provision for income taxes in the fourth quarter of fiscal 2011 was $1.5 million, or $.05 per share, compared to income from continuing operations of $0.6 million, or $.02 per share, in the same period last year.  Including results of discontinued operations, the Company recorded net income of $.04 per share in the fourth quarter of fiscal 2011 versus a net loss of $.01 per share in the fourth quarter of fiscal 2010.
Unrestricted cash balances increased by $6.5 million during the fourth quarter of fiscal 2011 to $12.3 million at July 3, 2011, reflecting both improved working capital velocity and the impact of the Company’s pending pension funding waiver application.  As previously disclosed, the Company filed an application with the Internal Revenue Service (“IRS”) in February 2011 for a waiver of its minimum funding requirements (contributions) for the pension plan year 2011.  Due to the pending funding waiver application, the Company is not required to make scheduled plan year 2011 contributions until the Company is notified by the IRS of a decision concerning the funding waiver.  As a result, the scheduled quarterly installment of $3.3 million due on April 15, 2011, was not made (see “Pension Update” below).

Fiscal Year 2011 Results

For fiscal year 2011, the Company recorded revenue of $109.8 million, up 36% from $80.6 million in the prior year.  Fiscal 2011 gross profit amounted to $35.2 million (32% of sales) versus $24.1 million (30% of sales) in fiscal 2010.  The year-over-year increase in revenue, gross profit and gross margin as a percentage of sales was due mainly to higher sales in each of the Company’s served markets, principally higher sales of material handling products, which increased by $12.8 million in fiscal 2011 to $59.1 million, and higher sales of renewable energy products, which increased by $10.6 million in fiscal 2011 to $20.4 million.  Operating expenses totaled $29.7 million in fiscal 2011, an increase of $3.3 million from $26.4 million in fiscal 2010, due mainly to higher variable selling expenses and higher incentive compensation provisions.  Pension expense, which decreased by $1.7 million in fiscal 2011 as compared to fiscal 2010, was $6.5 million, representing approximately $.20 on a per share basis.  The Company recorded income from continuing operations of $4.8 million, or $.15 per share, versus a loss from continuing operations of $3.2 million, or a $.10 loss per share, for fiscal 2010.  The loss from discontinued operations was $1.2 million, or a $.04 loss per share in fiscal 2011, compared to a loss from discontinued operations of $1.9 million, or a $.06 loss per share, in fiscal 2010.
Including results of discontinued operations, the Company’s net income improved by nearly $9 million to $3.7 million, or $.12 per share, in fiscal 2011 compared to a net loss of $5.1 million, or a $.16 loss per share, in fiscal 2010.
Fiscal 2011 cash provided by continuing operations was $14.1 million, excluding full year pension contributions of $8.4 million.

 Operations and Outlook

Total bookings for the fourth quarter of fiscal 2011 were $25.7 million, resulting in a book-to-bill ratio for the quarter of 83%, which was negatively impacted by soft renewable energy orders relative to sales in the fourth quarter.  The book-to-bill ratio for the Company’s industrial markets (material handling, elevator and mining) was 98% in the fourth quarter of fiscal 2011, as bookings of products for material handling applications were $17.6 million, roughly equal to fourth quarter material handling sales.  Total Company order backlog was $21.0 million at July 3, 2011.
“Demand levels have remained strong in our traditional served industrial markets, particularly for products with material handling and mining applications.  While it appears that U.S. manufacturing activity has moderated over the past several months, we have not seen signs of a slowdown on the industrial side of our business.  However, it remains to be seen how recent political developments, the debt rating downgrade in the U.S. and increasing market volatility will impact our served markets and customer spending patterns going forward,” said Mr. McCormick.  “Renewable energy sales, comprised mainly of wind power inverters, were nearly $6 million in the fourth quarter and more than $20 million in fiscal 2011.  While fourth quarter sales were strong, our incoming order rate for wind inverters during the quarter is indicative of the challenging conditions that have persisted in the wind market for some time.  As a result, we view the solar market as offering better growth opportunities, particularly at the large-scale end of the market.  We also recognize the need to diversify our customer base and product offering if we are to compete more effectively in the renewable space.  Accordingly, we’ve strategically allocated additional resources toward the ongoing development of utility-scale power inverters for the solar market in an effort to shift our renewable sales mix through a more diverse product portfolio.  In summary, our focus for the next 12 months will be directed toward aligning our resources and investments with the best growth opportunities, maximizing those opportunities through new product introductions and penetration of new markets.  At the same time, we’ll continue to effectively manage our cost structure and our assets to optimize cash flow and profitability,” concluded McCormick.
On August 9, 2011, the Company announced a change in its fiscal year-end from the Sunday nearest to June 30 of each calendar year to the Sunday nearest December 31, with the change to a calendar year reporting cycle beginning January 2, 2012.  As a result, the Company is currently in a six month transition period from July 4, 2011 through January 1, 2012.
Historically the Company’s fiscal quarter ending on the Sunday nearest September 30 has been seasonally slower from a sales standpoint, particularly in material handling.  Given this, along with an expected decline in shipments of wind power inverters from fourth quarter fiscal 2011 levels, the Company currently expects sales for the quarter ending October 2, 2011, to reflect a sequential decrease from the current year fourth quarter sales of $31.1 million.   Gross margins in the quarter ending October 2, 2011, are expected to exceed the Company’s 30% target. Operating expenses in the quarter ending October 2, 2011, should decline sequentially from the level of operating expenses in the fourth quarter of fiscal 2011, due mainly to lower non-cash pension expense, lower variable selling expenses, and lower incentive compensation provisions, partially offset by higher discretionary spending aimed at increasing future sales volumes.

Pension Update

As previously disclosed, Magnetek has an underfunded defined benefit pension plan that was frozen in 2003.  Based mainly on the number of participants and decreasing interest rates over the past several years, both the annual pension expense as calculated under U.S. generally accepted accounting principles (“GAAP”) as well as Company contributions to the pension plan, as calculated under the Pension Protection Act of 2006 as amended, have been significant for the past several years.
In response to the level of the Company’s projected pension funding obligations relative to its current operating cash flows, the Company filed an application with the IRS in February 2011 for a waiver of its minimum funding requirements (contributions) for the pension plan year 2011.  The amount of the funding waiver requested was approximately $17 million, scheduled to be funded in quarterly installments from April 2011 through January 2012, with a final installment due in September 2012.  Due to the pending funding waiver application, the Company is not required to make scheduled plan year 2011 contributions until the Company is notified by the IRS of a decision concerning the funding waiver.  As a result, two scheduled quarterly installments of $3.3 million due in April 2011 and July 2011 have not been made.
In the event the funding waiver is granted, the 2011 plan year scheduled contributions of $17 million would be deferred and amortized with interest over plan years 2012 through 2016.  In the event the funding waiver is not granted, the Company would be obligated to make its plan year 2011 minimum funding contributions by September 2012 at the latest, with the contribution amount increasing due to interest and penalties through the actual date of contribution.  The current rate of interest is approximately 6% while the current penalty rate, applied to the late period only, is 5%.
“As evidenced by our strong positive cash flow in the fourth quarter of fiscal 2011, receipt of a funding waiver would have a significant favorable impact on our cash flow over the next several quarters.  The funding waiver would also enable us to increase our cash reserves while providing increased resources for investments in growth opportunities.  In addition, any increase in interest rates during the waiver period could have a significant favorable impact on the Company’s funding obligation as measured upon expiration of the waiver period,” said Mr. McCormick.
The Company measured its pension plan for accounting purposes (GAAP) as of the end of fiscal 2011.  The Company’s pension plan assets were approximately $133 million as of July 3, 2011, while the projected benefit obligation was estimated at $194 million using a discount rate assumption of 5.15%.  As a result, the Company adjusted its balance sheet liability as of July 3, 2011, to $61 million, down from $78 million a year ago.
GAAP pension expense for the next 12 months is expected to total $5.5 million, a decrease of approximately $1.0 million from fiscal 2011 pension expense.  The expected decrease in non-cash pension expense from fiscal 2011 levels is due mainly to higher pension plan asset values resulting from contributions made in fiscal 2011 as well as greater than expected returns on assets experienced during fiscal 2011.  The Company also decreased its expected return rate on assets to 8.25%, down from 8.5% in fiscal 2011.
Turning to pension funding obligations, which impact cash flows, the Company has made cash contributions to the pension plan of more than $66 million since December 2006.  The net present value of the future funding obligation as of July 3, 2011, approximates the balance sheet liability of $61 million at that date, assuming a discount rate of 5.15%.  In the event the funding waiver is granted, the Company currently expects pension contributions to total less than $6 million over the next 12 months.  If the funding waiver is not granted, pension contributions over the next 12 months would be expected to total approximately $19 million.  The Company expects a final decision on the funding waiver to be made by the IRS during the current transition period.

Company Webcast
This morning, at 11:00 a.m. Eastern daylight time, Magnetek management will host a conference call to discuss Magnetek’s fiscal 2011 fourth quarter and full year results.  The conference call will be carried live and individual investors can listen to the call at www.earnings.com while institutional investors can access the call at www.streetevents.com.  A replay of the call will be available on the “Investor Relations” page of Magnetek's website www.magnetek.com for ninety days.  A replay of the call also will be available through August 24, 2011, by phoning 617-801-6888 (Conference ID # 66403358).
Magnetek, Inc. (NYSE: MAG) manufactures digital power and motion control systems used in material handling, people moving and energy delivery.  The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, Pa. and Canonsburg, Pa. as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its fiscal quarter ending October 2, 2011.  These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control.  Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and renewable energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company’s ultimate costs of doing business exceed present estimates.  Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

The Company may, in the course of its financial presentations, earnings releases, earnings conference calls, and otherwise, publicly disclose certain numerical measures which are or may be considered "non-GAAP financial measures” under SEC Regulation G.  "GAAP" refers to generally accepted accounting principles in the United States.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  The Company’s public disclosures may include non-GAAP measures such as EBITDA and adjusted EBITDA.  EBITDA represents its GAAP results adjusted to exclude interest, taxes, depreciation and amortization.  Adjusted EBITDA represents EBITDA adjusted to exclude non-cash pension and stock compensation expenses.

Magnetek, Inc.
Consolidated Results of Operations
(in thousands except per share data)

	Three months ended
	(Unaudited)		Twelve months ended
	(13 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
	July 3,	June 27,	July 3,	June 27,
Results of Operations:	2011	2010	2011	2010
Net sales	$31,058	$24,320	$109,832	$80,571
Cost of sales	20,659	17,156	74,675	56,443
Gross profit	10,399	7,164	35,157	24,128
Research and development	1,174	904	4,360	3,802
Pension expense	1,595	2,051	6,500	8,206
Selling, general and administrative	5,992	3,311	18,851	14,434
Income (loss) from operations	1,638	898	5,446	(2,314)
Interest income	-	(2)	(1)	(29)
Income (loss) from continuing operations
before provision for income taxes	1,638	900	5,447	(2,285)
Provision for income taxes	102	261	630	873
Income (loss) from continuing operations	1,536	639	4,817	(3,158)
Loss from discontinued operations	(351)	(1,107)	(1,154)	(1,943)
Net income (loss)	$1,185	$(468)	$3,663	$(5,101)

Per common share - basic and diluted:
Income (loss) from continuing operations - basic and diluted	$0.05	$0.02	$0.15	$(0.10)
Loss from discontinued operations - basic and diluted	$(0.01)	$(0.04)	$(0.04)	$(0.06)
Net income (loss) per common share - basic	$0.04	$(0.01)	$0.12	$(0.16)
Net income (loss) per common share - diluted	$0.04	$(0.01)	$0.11	$(0.16)

Weighted average shares outstanding:
Basic	31,363	31,178	31,339	31,078
Diluted	31,978	31,408	31,867	31,351

	Three months ended
	(Unaudited)		Twelve months ended
	July 3,	June 27,	July 3,	June 27,
Other Data:	2011	2010	2011	2010
Depreciation expense	$221	$228	$914	$1,002
Amortization expense	13	14	53	53
Capital expenditures	293	181	704	1,158

Magnetek, Inc.
Consolidated Balance Sheets
(in thousands )

	July 3,	June 27,
	2011	2010
Cash	$12,269	$8,244
Restricted cash	262	262
Accounts receivable	18,237	16,436
Inventories	14,329	10,285
Prepaid and other	530	480
Total current assets	45,627	35,707

Property, plant & equipment, net	3,622	3,825
Goodwill	30,519	30,443
Other assets	5,665	6,125
Total assets	$85,433	$76,100

Accounts payable	$12,083	$9,887
Accrued liabilities	8,341	4,957
Total current liabilities	20,424	14,844

Pension benefit obligations, net	61,382	77,914
Other long-term liabilities	1,318	1,461
Deferred income taxes	6,771	5,818

Common stock	314	312
Additional paid-in capital	139,878	138,965
Accumulated deficit	(2,959)	(6,622)
Accumulated other comprehensive loss	(141,695)	(156,592)
Total stockholders' equity (deficit)	(4,462)	(23,937)

Total liabilities and stockholders' equity	$85,433	$76,100